Lake Sunapee Bank Group Reports 2015 Second Quarter Results

NEWPORT, NH -- (Marketwired - July 22, 2015) - Lake Sunapee Bank Group ("we," "us," "our" or the "Company") (NASDAQ: LSBG), the holding company for Lake Sunapee Bank, fsb (the "Bank"), today announced results for the quarter ended June 30, 2015. Consolidated net income for the second quarter of 2015 was $2.4 million, or $0.29 per diluted common share, compared to $2.3 million, or $0.28 per diluted common share, for the same period in 2014, and $4.7 million, or $0.56 per diluted common share, for the six months ended June 30, 2015, compared to $4.5 million, or $0.53 per diluted common share, for the same period in 2014.

"We were pleased with our second quarter performance, particularly with mortgage banking activities and the continued growth in our wealth management revenue," President and Chief Executive Officer, Steve Theroux, commented. "In addition, nonperforming assets continue to stabilize as the local economy slowly recovers. Subsequent to the close of the quarter, we were pleased to announce an increase to our quarterly dividend. Perhaps most notable to the investor, in May, our stockholders approved our name change to Lake Sunapee Bank Group which reflects our continuing efforts to enhance our brand and tradition of providing exceptional financial products across a broad spectrum of consumer needs and against an expanding market place."

Year-to-Date Highlights

Highlights of the six months ended June 30, 2015 include:

  Net income available to common stockholders increased 7.12% compared to the same period in 2014.
  Return on average common equity of 7.08% and return on average assets of 0.64%.
  Book value per common share increased 1.13% to $16.15 as of June 30, 2015.
  Loans decreased $11.7 million, or 0.97%, to $1.2 billion as of June 30, 2015.
  Loans totaling $169.2 million were originated.
  Our loan servicing portfolio increased $19.9 million to $431.5 million.
  Net loan charge-offs were $723 thousand, or 0.12% (annualized) of average loans, for the six months ended June 30, 2015.
  As a percentage of total loans, nonperforming loans were 0.59%.
  Net interest margin was 2.96%.
  Noninterest income increased 3.05% to $9.8 million compared to the same period in 2014.

Second Quarter Highlights

Highlights of the three months ended June 30, 2015 (as compared to the prior quarter end and quarter to date) include:

  Net income available to common stockholders increased 5.08% compared to the previous quarter.
  Total assets increased $24.4 million, or 1.64%, to $1.5 billion.
  Loans increased $2.5 million, or 0.21%, to $1.2 billion.
  Loans totaling $109.0 million were originated.
  Our loan servicing portfolio increased $12.8 million to $431.5 million.
  Net loan charge-offs were $347 thousand, or 0.12% (annualized) of average loans, for the quarter ended June 30, 2015.
  Deposits increased $17.5 million, or 1.55%, to $1.1 billion.
  Return on average common equity of 7.15% and return on average assets of 0.65%.
  Noninterest income increased 6.45% to $5.1 million.

Earnings Summary for the Three and Six Months Ended June 30, 2015

The net income available to common stockholders for the three months ended June 30, 2015 increased $116 thousand, or 5.08%, compared to the first quarter of 2015. The increase in net income available to common stockholders resulted from an increase of $307 thousand, or 6.45%, in noninterest income offset, in part, by a decrease of $77 thousand, or 0.77%, in net interest income after provision for loan losses and an increase of $104 thousand, or 0.91%, in other noninterest expenses.

The net income available to common stockholders for the six months ended June 30, 2015 increased $311 thousand, or 7.12%, compared to the same period in 2014. The increase in net income available to common stockholders resulted from an increase of $236 thousand, or 5.26%, in net income offset by a decrease of $75 thousand, or 65.22%, in preferred stock dividends which are excluded from net income available to common stockholders.

Net Interest Income and Margin

Net interest and dividend income for the quarter ended June 30, 2015 decreased $67 thousand, or 0.65%, compared to the first quarter of 2015, primarily driven by a lower yield on the loans during the period. Interest and dividend income decreased $173 thousand, or 1.43%, to $11.9 million for the quarter ended June 30, 2015 compared to the quarter ended March 31, 2015, which included a decrease of $109 thousand, or 0.94%, in interest and fees on loans. Interest expense decreased $106 thousand, or 5.81%, including a decrease of $75 thousand in interest on deposits.

For the quarter ended June 30, 2015, our net interest margin decreased to 2.95% compared to 2.99% for the quarter ended March 31, 2015 due primarily to a decrease in the average yield on loans. The average cost of deposits for the second quarter of 2015 was 0.37% compared to 0.39% for the first quarter of 2015.

The average cost of funds for the quarter ended June 30, 2015 was 0.54% compared to 0.57% for the quarter ended March 31, 2015.

Net interest and dividend income for the six months ended June 30, 2015 decreased $518 thousand, or 2.48%, compared to the same period in 2014, primarily driven by the additional interest expense related to the issuance of subordinated debt in the fourth quarter of 2014. Interest and dividend income decreased $199 thousand, or 0.82%, to $23.9 million for the six months ended June 30, 2015 compared to the same period in 2014, which included an increase of $86 thousand, or 0.37%, in interest and fees on loans and decreases of $149 thousand and $150 thousand in interest on debt securities and other interest income, respectively. Interest expense increased $319 thousand, or 9.90%, which included a decrease of $113 thousand, or 5.21%, in interest on deposits and an increase of $432 thousand, or 41.06%, in interest on advances and other borrowed money which includes the subordinated debt expense.

For the six months ended June 30, 2015, our net interest margin decreased to 2.96% compared to 3.14% for the same period in 2014. The average yield on interest-earning assets for the six months ended June 30, 2015 was 3.48% compared to 3.63% for the same period in 2014. The average cost of deposits for the six months ended June 30, 2015 was 0.35% compared to 0.41% for the same period in 2014. The average cost of funds for the six months ended June 30, 2015 was 0.51% compared to 0.52% for the same period in 2014.

Provision for Loan Losses

During the second quarter of 2015, we recognized an increase of $10 thousand in the provision for loan losses compared to the first quarter of 2015. Net loan charge-offs were $347 thousand, or 0.12% (annualized) of average loans, for the second quarter of 2015, compared to net loan charge-offs of $376 thousand, or 0.12% (annualized) of average loans, for the first quarter of 2015.

During the six months ended June 30, 2015, we recognized provision for loan losses of $419 thousand compared to $709 thousand for the same period in 2014. Net loan charge-offs were $723 thousand, or 0.12% (annualized) of average loans, for the six months ended June 30, 2015.

Noninterest Income

Noninterest income for the second quarter of 2015 was $5.1 million, an increase of $307 thousand, or 6.45%, compared to the first quarter of 2015. The increase was primarily due to increases of $76 thousand in customer service fees, $425 thousand in mortgage banking activity income, $159 thousand in trust and investment management fees, and $231 thousand in other income which represents distributions from limited partnership investments and periodic changes in the fair value of derivative loan commitments and forward loan sales commitments, partially offset by decreases of $372 thousand in gains on sales and calls of securities and $227 thousand in insurance commissions due, in part, to receipt of $135 thousand of contingency commissions during the previous quarter.

Noninterest income for the six month period ended June 30, 2015 was $9.8 million, an increase of $291 thousand, or 3.05%, compared to the same period in 2014. The increase was primarily due to increases of $381 thousand in mortgage banking activity income, $119 thousand in trust and investment management fees, and $206 thousand in other income which represents distributions from limited partnership investments and periodic changes in the fair value of derivative loan commitments and forward loan sales commitments, partially offset by decreases of $117 thousand in customer service fees, $70 thousand in gains on sales and calls of securities, and $198 thousand in net gain on other real estate and property owned, compared to the same period in 2014.

Noninterest Expense

Noninterest expense for the second quarter of 2015 increased $104 thousand, or 0.91%, compared to the first quarter of 2015. The increase included increases of $97 thousand in advertising and promotion expense, $95 thousand in professional services, and $53 thousand in supplies, partially offset by decreases of $58 thousand in salaries and employee benefits, and $92 thousand in occupancy expense due to the prior quarter including seasonal increases for snow removal and heating fuel.

Noninterest expense for the six month period ended June 30, 2015 decreased $427 thousand, or 1.83%, compared to the same period in 2014. The decrease included decreases of $93 thousand in salaries and employee benefits, $67 thousand in depositors' insurance, $88 thousand in outside services, $60 thousand in professional services, $25 thousand in supplies, $26 thousand in telephone expenses, and $93 thousand in amortization of intangible assets, partially offset by increases of $19 thousand in occupancy expense and $15 thousand in advertising and promotion expense.

Income Tax Provision

Income tax expense for the second quarter of 2015 increased $11 thousand, or 1.03%, to $1.1 million compared to the first quarter of 2015 primarily due to the increase in taxable income during the second quarter. Our effective tax rate was 30.86% for the quarter ended June 30, 2015.

Income tax expense for the six months ended June 30, 2015 increased $254 thousand to $2.1 million compared to the same period in 2014 primarily due to the increase in taxable income between comparative periods. Our effective tax rate was 31.26% for the six month period ended June 30, 2015.

Loans and Credit Quality

During the second quarter of 2015, loans increased $2.5 million, or 0.21%, to $1.2 billion at June 30, 2015 compared to March 31, 2015. The second quarter increase reflects increases of $3.2 million in construction and land loans, $5.5 million in commercial and industrial loans, and $462 thousand in home equity loans, partially offset by decreases of $5.4 million in commercial real estate and land loans, $1.3 million in conventional real estate loans, and $413 thousand in consumer loans.

During the six months ended June 30, 2015, loans decreased $11.7 million, or 0.97%, compared to December 31, 2014. The year-to-date decrease reflects decreases of $11.5 million in conventional real estate loans, $5.9 million in commercial real estate loans, and $1.2 million in consumer loans, partially offset by an increase of $6.7 million in construction and land loans.

At June 30, 2015, nonperforming loans totaled $7.0 million, or 0.59% of total loans, compared to $6.8 million, or 0.57% of total loans, at March 31, 2015. The allowance for loan losses to nonperforming loans at June 30, 2015 was 126.50% compared to 132.62% at March 31, 2015 and 119.74% at December 31, 2014.

Deposits and Funding

Deposits increased $17.5 million, or 1.55%, to $1.1 billion at June 30, 2015 compared to March 31, 2015. While there was a shift of deposits from maturity to non-maturity deposits, the second quarter increase was primarily due to the addition of $20.0 million in short-term brokered deposits. Our noninterest-bearing deposits increased $11.4 million, or 10.47%, and interest-bearing deposits increased $6.1 million, or 0.60%, comparing balances at June 30, 2015 to balances at March 31, 2015.

Deposits decreased $4.0 million, or 0.34%, compared to December 31, 2014. Our interest-bearing deposits increased $2.3 million, or 1.95%, and noninterest-bearing deposits decreased $6.3 million, or 0.60%, including a decrease of $19.8 million in time deposits, comparing balances at June 30, 2015 to balances at December 31, 2014.

Quarterly Dividend

On July 9, 2015, the Company declared a regular quarterly cash dividend of $0.14 per share payable July 31, 2015 to stockholders of record as of July 24, 2015. This dividend represents an increase of 7.69% compared to the previous dividend declared.

About Lake Sunapee Bank Group
Lake Sunapee Bank Group is the holding company of Lake Sunapee Bank, fsb, a federally chartered savings bank that provides a wide range of life-cycle banking and financial services. Lake Sunapee Bank has four wholly owned subsidiaries: Lake Sunapee Financial Services Corp.; Lake Sunapee Group, Inc., which owns and maintains all buildings and investment properties; McCrillis & Eldredge Insurance, Inc., a full-line independent insurance agency; and Charter Holding Corp., which wholly owns Charter Trust Company, a trust services and wealth management company. Lake Sunapee Bank Group, through its direct and indirect subsidiaries, operates 30 offices in New Hampshire in Grafton, Hillsborough, Merrimack and Sullivan counties and 16 offices in Vermont in Orange, Rutland and Windsor counties.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014, and in subsequent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                           Lake Sunapee Bank Group
                        Selected Financial Highlights

                                        Three Months         Six Months
                                       Ended June 30,      Ended June 30,
(Dollars in thousands except for per
 share data)                             2015      2014      2015      2014
----------------------------------------------------------------------------
Net Income                           $  2,418  $  2,342  $  4,721  $  4,485
Per Common Share Data:
  Basic Earnings                         0.29      0.28      0.57      0.53
  Diluted Earnings (1)                   0.29      0.28      0.56      0.53
  Dividends Paid                         0.13      0.13      0.26      0.26
  Dividend Payout Ratio                 44.83%    46.43%    46.43%    49.06%

                                                        As of
(Dollars in thousands except for per
 share data)                              June 30, 2015    December 31, 2014
----------------------------------------------------------------------------
Total Assets                            $       1,511,504  $       1,503,786
Total Securities (2)                              130,107            126,460
Loans, Net                                      1,195,165          1,206,845
Total Deposits                                  1,148,755          1,152,714
Federal Home Loan Bank Advances                   145,996            140,992
Stockholders' Equity                              142,755            139,836
Book Value per Common Share             $           16.15  $           15.97
Common Shares Outstanding                       8,344,389          8,258,031

Bank Leverage (Tier I) Capital                      9.27%              8.43%

Number of Offices:
  Banking Offices                                      36                 36
  Insurance Offices                                     3                  3
  Trust Offices                                         7                  7

  (1) Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.
  (2) Includes available-for-sale securities shown at fair value and Federal
      Home Loan Bank stock at cost.

                          Lake Sunapee Bank Group
                        Consolidated Balance Sheets

                                                June 30,      December 31,
(Dollars in thousands, except per share
 data)                                            2015            2014
                                             --------------  --------------
                                               (Unaudited)
ASSETS
  Cash and due from banks                    $       32,931  $       24,957
  Overnight deposits                                 32,260          26,163
                                             --------------  --------------
    Cash and cash equivalents                        65,191          51,120
  Interest-bearing time deposits with other
   banks                                                  -             747
  Securities available-for-sale                     119,345         115,698
  Federal Home Loan Bank stock                       10,762          10,762
  Loans held-for-sale                                 3,257           2,000
  Loans receivable, net of allowance for
   loan losses of $9.0 million as of June
   30, 2015 and $9.3 million as of December
   31, 2014                                       1,195,165       1,206,845
  Accrued interest receivable                         3,253           2,576
  Bank premises and equipment, net                   24,663          24,391
  Investments in real estate                          3,463           3,533
  Other real estate owned                               660             251
  Goodwill                                           44,576          44,576
  Other intangible assets                             8,556           9,332
  Bank-owned life insurance                          20,503          20,187
  Other assets                                       12,110          11,768
                                             --------------  --------------
      Total assets                           $    1,511,504  $    1,503,786
                                             ==============  ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
  Noninterest-bearing                        $      120,186  $      117,889
  Interest-bearing                                1,028,569       1,034,825
                                             --------------  --------------
    Total deposits                                1,148,755       1,152,714
  Federal Home Loan Bank advances                   145,996         140,992
  Securities sold under agreements to
   repurchase                                        19,546          16,756
  Subordinated debentures                            37,620          37,620
  Accrued expenses and other liabilities             16,832          15,868
                                             --------------  --------------
      Total liabilities                           1,368,749       1,363,950
                                             --------------  --------------

STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value per share:
   2,500,000 shares authorized, non-
   cumulative perpetual Series B; 8,000
   shares issued and outstanding at June 30,
   2015 and December 31, 2014; liquidation
   value $1,000 per share                                --              --
  Common stock, $.01 par value per share:
   30,000,000 shares authorized, 8,778,718
   shares issued, and 8,344,389 shares
   outstanding at June 30, 2015 and
   10,000,000 shares authorized, 8,692,360
   shares issued, and 8,258,031 shares
   outstanding at December 31, 2014                      88              87
  Paid-in capital                                    87,838          86,561
  Retained earnings                                  66,408          63,876
  Unearned restricted stock awards                   (1,421)           (598)
  Accumulated other comprehensive loss               (3,407)         (3,339)
  Treasury stock, 434,329 shares as of June
   30, 2015 and December 31, 2014, at cost           (6,751)         (6,751)
                                             --------------  --------------
      Total stockholders' equity                    142,755         139,836
                                             --------------  --------------
      Total liabilities and stockholders'
       equity                                $    1,511,504  $    1,503,786
                                             ==============  ==============

                           Lake Sunapee Bank Group
                Consolidated Statements of Income (unaudited)

                                  Three Months Ended     Six Months Ended
                                 June 30,   June 30,   June 30,    June 30,
(In thousands, except share and
 per share data)                   2015       2014       2015        2014
                                ---------- ---------- ----------  ----------
Interest and dividend income
  Interest and fees on loans    $   11,481 $   11,635 $   23,071  $   22,985
  Interest on debt securities:
    Taxable                            258        395        571         720
  Dividends                             47         46         95          81
  Other                                 97        181        202         352
                                ---------- ---------- ----------  ----------
    Total interest and dividend
     income                         11,883     12,257     23,939      24,138
                                ---------- ---------- ----------  ----------
Interest expense
  Interest on deposits                 991      1,068      2,057       2,170
  Interest on advances and
   other borrowed money                726        526      1,484       1,052
                                ---------- ---------- ----------  ----------
    Total interest expense           1,717      1,594      3,541       3,222
                                ---------- ---------- ----------  ----------
  Net interest and dividend
   income                           10,166     10,663     20,398      20,916
Provision for loan losses              215        709        419         709
  Net interest and dividend
   income after provision for
   loan losses                       9,951      9,954     19,979      20,207
                                ---------- ---------- ----------  ----------
Noninterest income
  Customer service fees              1,454      1,511      2,828       2,945
  Gain on sales and calls of
   securities, net                       1        435        373         443
  Mortgage banking activities          553        172        681         303
  Net gain (loss) on sales of
   other real estate and
   property owned                        -        197         (3)        195
  Net gain on sales of premises
   and equipment                         3         10          3          12
  Rental income                        168        172        337         347
  Trust and investment
   management fee income             2,202      2,072      4,246       4,127
  Insurance and brokerage
   service income                      296        318        819         802
  Bank-owned life insurance
   income                              152        153        298         302
  Other income                         235         29        238          53
                                ---------- ---------- ----------  ----------
    Total noninterest income         5,064      5,069      9,820       9,529
                                ---------- ---------- ----------  ----------
Noninterest expense
  Salaries and employee
   benefits                          5,975      6,095     12,010      12,103
  Occupancy and equipment            1,533      1,524      3,214       3,195
  Advertising and promotion            271        276        440         425
  Depositors' insurance                236        270        474         541
  Outside services                     591        619      1,183       1,271
  Professional services                377        447        659         719
  ATM processing fees                  231        199        419         420
  Supplies                             163        134        273         298
  Telephone                            271        271        540         566
  Amortization of intangible
   assets                              386        434        776         869
  Other expenses                     1,484      1,418      2,943       2,951
                                ---------- ---------- ----------  ----------
    Total noninterest expense       11,518     11,687     22,931      23,358
                                ---------- ---------- ----------  ----------
Income before provision for
 income taxes                        3,497      3,336      6,868       6,378
Provision for income taxes           1,079        994      2,147       1,893
                                ---------- ---------- ----------  ----------
Net income                      $    2,418 $    2,342 $    4,721  $    4,485
                                ---------- ---------- ----------  ----------
Net income available to common
 stockholders                   $    2,398 $    2,284 $    4,681  $    4,370
                                ---------- ---------- ----------  ----------
Earnings per common share,
 basic                          $     0.29 $     0.28 $     0.57  $     0.53
                                ---------- ---------- ----------  ----------
  Weighted average number of
   shares, basic                 8,285,521  8,228,090  8,273,519   8,223,304
Earnings per common share,
 assuming dilution              $     0.29 $     0.28 $     0.56  $     0.53
                                ---------- ---------- ----------  ----------
  Weighted average number of
   shares, assuming dilution     8,298,584  8,239,501  8,287,204   8,235,080
Dividends declared per common
 share                          $     0.13 $     0.13 $     0.26  $     0.26
                                ---------- ---------- ----------  ----------

For additional information contact:
Laura Jacobi
Executive Vice President
Chief Financial Officer
603-863-0886